Ratio of Earnings to Fixed Charges:
(in thousands)


                                                      Three Months Ended
                                                           March 31,
                                                       1998         1997
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1. Income before taxes                                   $33,497     $32,308
2. Fixed charges:
   a.  Interest expense                                  $59,905     $54,057
   b.  Interest component of rent expense                    697         576
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   c.  Total fixed charges (line 2a.+ line 2b.)           60,602      54,633
   d.  Interest on deposits                               49,217      46,519
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   e.  Fixed charges excluding interest on
       deposits (line 2c.-line 2d.)                      $11,385      $8,114
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3. Income before taxes plus fixed charges:
   a.   Including interest on deposits
                            (line 1.+ line 2c.)          $94,099     $86,941
   b.   Excluding interest on deposits
                            (line 1.+ line 2e.)           44,882      40,422
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4. Ratio of earnings to fixed charges:
   a.   Including interest on deposits
                   (line 3a. divided by line 2c.)          1.55x       1.59x
   b.   Excluding interest on deposits
                   (line 3b. divided by line 2e.)          3.94x       4.98x
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